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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
               RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
                                       OF
                        MARCUM NATURAL GAS SERVICES, INC.


         Marcum Natural Gas Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation duly called and held, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, as amended, of the Corporation, declaring such amendment to be advisable and directing that such proposed amendment be considered at the next annual meeting of the stockholders of the Corporation.

         SECOND: That pursuant to resolution of the Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held on June 12, 1998 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That Article Fourth of the Corporation's Restated Certificate of Incorporation, as amended, is hereby amended by adding the following provisions to the end thereof:

         "Effective as of 5:00 p.m., New York, New York time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation amending this Article Fourth is filed with the Secretary of State of the State of Delaware ("1998 Reverse Split Effective Date"), each four issued and outstanding shares of Common Stock, par value $.01 per share, of this Corporation ("Pre-Split Common Stock") shall be automatically, without further action by the holders of the Pre-Split Common Stock, converted into one share of Common Stock, par value $.01 per share, of the corporation ("Post-Split Common Stock") to give effect to a one-for-four reverse stock split ("1998 Reverse Split"). From and after the 1998 Reverse Split Effective Date, each certificate representing shares of Pre-Split Common Stock shall be deemed to represent for all purposes the number of shares of Post-Split Common Stock into which the shares of Pre-Split Common Stock were converted pursuant to the 1998 Reverse Split, plus the right to receive a cash payment in lieu of any fractional share as described below.

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         No fractional shares of Post-Split Common Stock shall be issued in connection with the 1998 Reverse Split. In lieu thereof, each holder of record of shares of Pre-Split Common Stock who would otherwise have been entitled to receive a fractional share of Post-Split Common Stock pursuant to the 1998 Reverse Split shall, upon surrender of such holder's certificates representing shares of Pre-Split Common Stock, be entitled to receive a cash payment equal to the last sale price of the Common Stock as reported on the Nasdaq National Market (or, if the Common Stock is not on the 1998 Reverse Split Effective Date traded on the Nasdaq National Market, then on the principal stock exchange, stock market, or stock system on which the Common Stock is traded or quoted) on the 1998 Reverse Split Effective Date, or, if there is no reported sale on such date, the average of the last reported high and low bid prices on such date, multiplied by the fractional share, and such amount shall in no event accrue any interest. From and after the 1998 Reverse Split Effective Date, all fractional shares shall be canceled and represent only the right to receive the cash payment described in this paragraph."

         IN WITNESS WHEREOF, Marcum Natural Gas Services, Inc. has caused this Certificate to be executed by W. Phillip Marcum, its President, this 29th day of June, 1998.


                                      MARCUM NATURAL GAS SERVICES, INC.

                                      By:  /s/ W. Phillip Marcum
                                         ------------------------------
                                           W. Phillip Marcum, President

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